Exhibit 99.1

BRUSH WELLMAN RECEIVES $9 MILLION CONTRACT AWARD FROM DEPARTMENT OF DEFENSE TOWARD NEW PRIMARY
BERYLLIUM FACILITY

Cleveland, Ohio – December 1, 2005 – Brush Wellman Inc. announced today that it has received a $9 million contract award under the Department of Defense’s (DOD) Defense Production Act, Title III Program. The contract is for the engineering and design of a new facility for the production of primary beryllium, the feedstock material used to produce beryllium metal products.

The awarding of the contract represents a key step toward the return of a sustainable domestic supply of primary beryllium, a material critical to the nation’s strategic interests. The nation’s only primary beryllium production facility, operated by Brush Wellman in Elmore, Ohio, was closed in 2000 due to several factors, including equipment obsolescence at the facility and the availability of a large supply of primary beryllium from the government stockpile.

The new facility, to be owned and operated by Brush Wellman, will be located at an existing plant site in either Elmore or Delta, Utah. The total cost of the facility is expected to range from $40 to $60 million which will be determined through the design process. The design phase will also identify the preferred location for the new facility.

In an innovative public-private cost-sharing partnership under the Title III program, Brush Wellman will provide technology, land, buildings and an ongoing operation for the facility, while the government will fund engineering, design and equipment. The first phase of the contract will involve engineering and design work and is expected to be completed over the next two years. The second phase will involve construction and start up of the facility and is expected to require an additional two to three years following completion of phase one. Funding for the second phase will require additional Title III approval.

The Defense Production Act is the primary legislation for ensuring domestic availability of industrial resources and critical technology items essential for national defense. The Title III Program provides a vehicle to create, maintain, modernize or expand domestic production capability for technology items, components and resources essential for national defense and for which there is insufficient production capacity to meet those needs. Title III stimulates investments in key production resources to increase the supply, improve the quality and reduce the cost of advanced technology and reduces U.S. dependency on foreign sources of supply for critical materials.

Approximately 25 additional jobs are expected to be created to operate and maintain the facility. A significant number of construction and support positions will be created outside of Brush Wellman related to the project.

BACKGROUND:

Since 2000, when Brush Wellman closed its primary beryllium operations at Elmore, the nation has been without a sustainable fully integrated domestic beryllium supply.

While beryllium alloys and beryllia ceramics continue to be produced using hydroxide supplied by Brush Wellman’s Utah operations, all of Brush Wellman’s metallic beryllium requirements have, since 2000, been supplied from cast beryllium ingot acquired under long-term contract from the National Defense Stockpile and small quantities of beryllium feedstock material purchased internationally.

Beryllium is a strategic material and has no viable substitute in a number of DOD and Department of Energy applications ranging from weapons systems and missile defense to surveillance satellites and jet fighter optical targeting devices. The material offers the best technical solution in a number of other critical applications from high resolution X-ray imaging for mammography to particle physics research, electronic countermeasures and avionics for combat helicopters and fighter aircraft, and commercial telecommunications.

In 2003, Congress directed the DOD to study the strategic need for beryllium and the status of the domestic beryllium industrial base. In 2004, based on the DOD report, Congress appropriated $3 million under the Defense Production Act, Title III Program for the preliminary design of a new primary beryllium facility. That $3 million appropriation is included in the $9 million contract award.

Brush Wellman Inc. is a wholly owned subsidiary of Brush Engineered Materials Inc. (NYSE-BW) Through its subsidiaries, Brush Engineered Materials supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems. Around the world, the company’s engineered materials can be found in technically demanding end-use products with the telecommunications and computer, automotive electronics, industrial components, optical media, aerospace and defense, and appliance markets.

CONTACT:

Brush Engineered Materials Inc.

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835